Exhibit 99.3

PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Combined Financial Statements

The Unaudited Pro Forma Condensed Consolidated Combined Financial Statements, or the pro forma financial statements, combine the historical consolidated financial statements of NRG Yield and the combined statements of the Alta Wind Portfolio, to illustrate the effect of the Acquisition. The pro forma financial statements were based on, and should be read in conjunction with, the:

• accompanying notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements;

• consolidated financial statements of NRG Yield for the year ended December 31, 2013 and for the six months ended June 30, 2014 and the notes relating thereto, included in NRG Yield’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014;

• combined financial statements of the Alta Wind Portfolio for the year ended December 31, 2013 and for the six months ended June 30, 2014 and the notes relating thereto, included within Exhibits 99.1 and 99.2 to this Form 8-K/A.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The Unaudited Pro Forma Condensed Consolidated Combined Statements of Operations, or the pro forma statements of operations, for the year ended December 31, 2013 and for the six months ended June 30, 2014, give effect to the Acquisition as if it occurred on January 1, 2013. The Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet, or the pro forma balance sheet, as of June 30, 2014, gives effect to the Acquisition as if it occurred on June 30, 2014.

As described in the accompanying notes, the pro forma financial statements have been prepared using the acquisition method of accounting under GAAP and the regulations of the Securities and Exchange Commission. The purchase price for the Acquisition is allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of the Acquisition. The initial accounting for the Acquisition is not complete because the evaluation necessary to assess the fair values of certain net assets acquired is still in process.  The provisional amounts are subject to revision until the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date.  Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma combined financial information presented herewith. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company’s results of operations and financial position would have been had the Acquisition been completed on the dates indicated. NRG Yield could incur significant costs to integrate the business. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined company.

Unaudited Pro Forma Condensed Consolidated Combined Income Statement

Six Months Ended June 30, 2014

	NRG Yield, Inc.	Alta Wind Portfolio Combined	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share amounts)
Operating revenues
Total operating revenues	$274	$127	$—		$401

Operating Costs and Expenses
Cost of operations	105	22	—		127
Depreciation and amortization	60	34	10	(c)	104
General and administrative	—	2	—		2
General and administrative - affiliate	4	—	—		4
Total operating costs and expenses	169	58	10		237

Operating Income	105	69	(10)		164

Other Income (Expense)
Equity in earnings of unconsolidated affiliates	15	—	—		15
Other income, net	1	—	—		1
Interest expense	(56)	(65)	(14	)(d)	(135)
Total other expense	(40)	(65)	(14)		(119)

Income Before Income Taxes	65	4	(24)		45

Income tax expense	5	—	(1	)(e)	4

Net Income	60	4	(23)		41

Less: Pre-acquisition net income of Acquired ROFO Assets	17	—	—		17

Net Income Excluding Pre-acquisition Net Income of Acquired ROFO Assets	43	4	(23)		24

Income attributable to NRG	33	—	(17	)(b)	16
Net Income Attributable to NRG Yield, Inc.	10	4	(6)		8

Earnings per share attributable to Class A common stockholders
Basic weighted average number of Class A common shares outstanding	23		12	(f)	35
Basic earnings per Class A common share	$0.42				0.23
Diluted weighted average number of Class A common shares outstanding	23		12	(f)	35
Diluted earnings per Class A common share	$0.42				$0.23

Unaudited Pro Forma Condensed Consolidated Combined Income Statement

Year Ended December 31, 2013

	NRG Yield, Inc. (a)	Alta Wind Portfolio Combined	Pro Forma Adjustments		Pro Forma Combined
	(in millions, except per share amounts)
Operating revenues
Total operating revenues	$378	$184	$—		$562

Operating Costs and Expenses
Cost of operations	144	40	—		184
Depreciation and amortization	61	49	25	(c)	135
General and administrative	—	4	—		4
General and administrative - affiliate	7	—	—		7
Total operating costs and expenses	212	93	25		330

Operating Income	166	91	(25)		232

Other Income (Expense)
Equity in earnings of unconsolidated affiliates	22	—	—		22
Other income, net	3	—	—		3
Interest expense	(51)	(62)	(27	)(d)	(140)
Total other income (expense)	(26)	(62)	(27)		(115)

Income Before Income Taxes	140	29	(52)		117

Income tax expense	8	—	(1	)(e)	7
Net Income	132	29	(51)		110

Less: Pre-acquisition net income of Acquired ROFO Assets	23	—	—	(a)	23
Less: Predecessor income prior to initial public offering on July 22, 2013	54	—	—		54

Net Income Subsequent to Initial Public Offering and Excluding Pre-acquisition Net Income of Acquired ROFO Assets	55	29	(51)		33

Income attributable to NRG	42	—	(20	)(b)	22

Net Income attributable to NRG Yield, Inc.	13	29	(31)		11

Earnings per share attributable to Class A common stockholders
Basic weighted average number of Class A common shares outstanding	23		12	(f)	35
Basic earnings per Class A common share	0.57				0.31
Diluted weighted average number of Class A common shares outstanding	23		12	(f)	35
Diluted earnings per Class A common share	$0.57				$0.31

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

As of June 30, 2014

	NRG Yield, Inc.	Alta Wind Portfolio Combined	Pro Forma Adjustments		Pro Forma Combined
	(in millions)
ASSETS

Current Assets
Cash and cash equivalents	$87	$9	$207	(l)	$303
Restricted cash	23	21	—		44
Accounts receivable - trade	56	29	—		85
Accounts receivable - affiliate	1	10	—		11
Inventory	14	1	—		15
Derivative instruments	1	—	—		1
Notes receivable	6	—	—		6
Deferred income taxes	1	—	—		1
Prepayments and other current assets	7	2	(5	)(g)	4

Total current assets	196	72	202		470

Net property, plant and equipment	2,255	1,471	(415	)(k)	3,311

Other Assets
Equity investments in affiliates	253	—	—		253
Notes receivable	17	—	—		17
Intangible assets, net of accumulated amortization	105	110	1,292	(h)	1,507
Derivative instruments	5	1	—		6
Deferred income taxes	312	—	—		312
Other non-current assets	93	53	(47	)(g)	99

Total other assets	785	164	1,245		2,194
Total Assets	3,236	1,707	1,032		5,975

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	119	34	—		153
Accounts payable	15	4	—		19
Accounts payable - affiliate	50	—	—		50
Derivative instruments	30	5	—		35
Accrued expenses and other current liabilities	19	1	—		20
Total current liabilities	233	44	—		277

Other Liabilities
Long-term debt and capital leases	1,880	1,557	500	(i)	3,937
Out-of-market contracts	5	—	—		5
Derivative instruments	24	—	—		24
Other non-current liabilities	21	14	(6	)(g)	29
Total non-current liabilities	1,930	1,571	494		3,995

Total Liabilities	2,163	1,615	494		4,272

Stockholders’ Equity
Additional paid-in capital	815	92	538	(j),(m)	1,445
Retained earnings	3	—	—		3
Accumulated other comprehensive loss	(9)	—	—		(9)
Noncontrolling interest	264	—	—		264
Total Stockholders’ Equity	1,073	92	538		1,703

Total Liabilities and Stockholders’ Equity	$3,236	$1,707	$1,032		$5,975

Notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements

(a)                                The acquisition of the TA High Desert, RE Kansas South, and El Segundo projects, or the Acquired ROFO Assets, from NRG Energy, Inc., or NRG, on June 30, 2014 was accounted for as a transfer of entities under common control. Accordingly, the consolidated statement of operations for the year ended December 31, 2013 was retrospectively recast to include the results of the Acquired ROFO Assets as if the transfer had taken place on January 1, 2013.  Net income for the Acquired ROFO Assets is not included in the net income attributable to NRG Yield, Inc.

(b)                                Represents the adjustment to record noncontrolling interest associated with the inclusion of the results of the Alta Wind Portfolio in NRG Yield’s results and the change in NRG’s ownership percentage from 65.5% to 55.3% in connection with the issuance of Class A common stock shares to fund the purchase price of the Acquisition.

(c)                                 Represents additional amortization expense resulting from the intangible asset value associated with the acquired PPAs.  The terms of the PPAs range from 21 to 27 years.  Also represents the reduction in depreciation expense resulting from the change in the fair value of the property, plant and equipment on the date of the Acquisition.  The estimated useful lives of the property, plant and equipment range from 3 to 25 years.  The estimates for intangible assets and property, plant and equipment are preliminary, subject to change and could vary materially from the actual adjustment on the date of the Acquisition.  For each $100 million change in the fair value adjustments for intangible assets and property, plant and equipment, combined depreciation expense would be expected to change by approximately $4 million and amortization expense would be expected to change by approximately $5 million.

(d)                                Reflects the estimated increase in interest expense for borrowings necessary to fund the purchase price of the Acquisition. To fund the purchase price of the Acquisition, the Company issued $500 million of senior notes on August 5, 2014 at an interest rate of 5.375%. This would have resulted in approximately $27 million of additional interest expense for the year ended December 31, 2013 and approximately $14 million of additional interest expense for the six months ended June 30, 2014.

(e)                                 Represents the adjustment to record the tax effect of the changes in depreciation, amortization and interest expense, calculated using NRG Yield’s estimated tax rate.

(f)                                  Represents the additional Class A common shares issued to fund the Acquisition.

(g)                                 Represents the adjustment to remove prepaid rent, deferred financing fees and deferred revenue in connection with the Acquisition.

(h)                                Represents the intangible asset value associated with the acquired PPAs. The estimated terms of the PPAs range from 21 to 27 years. For each $100 million change in the fair value adjustment to intangible assets, combined annual amortization expense would be expected to change by approximately $5 million.

(i)                                    Represents the increase in long-term debt for the $500 million of senior notes issued to fund the purchase price for the Acquisition.

(j)                                   Represents the issuance of Class A common shares to fund the purchase price for the Acquisition and adjustments to equity to reflect the impact of the Acquisition.

(k)                                Represents the adjustment to reflect property, plant and equipment at its estimated fair value on the date of the Acquisition. The estimate is preliminary, subject to change and could vary materially from the actual adjustment at the date of the Acquisition. For each $100 million change in the fair value adjustment to property, plant and equipment, combined depreciation expense would be expected to change by approximately $4 million. The estimated useful lives of the property, plant and equipment range from 3 to 25 years.

(l)                                    Represents the cash from the issuance of Class A common shares in excess of the amount required to fund the purchase price for the Acquisition.

(m)                             The purchase price for the Acquisition was funded with $500 million of proceeds from the issuance of the senior notes and $423 million of proceeds from the issuance of the Class A common shares.  The preliminary allocation of the purchase price to the fair values of the assets acquired and liabilities assumed is as follows:

(in millions)
Current and non-current assets	$74
Property, plant and equipment	1,056
Intangibles	1,402
2,532

Debt	1,591
Other current and non-current liabilities	18
1,609
$923

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of the Alta Wind Portfolio assets and liabilities at the time of the acquisition. The final allocation of the purchase price could differ materially from the preliminary allocation used for the Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet primarily because power market prices, interest rates and other valuation variables will fluctuate over time and be different at the time of completion of the acquisition compared to the amounts assumed in the pro forma adjustments.